                                                Filed Pursuant to Rule 424(b)(3)
                                              Registration Statement on Form S-3
                                                          (File No. 333-       )
      PRICING SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 4, 1996
                       TO PROSPECTUS DATED AUGUST 9, 1996

                                  $300,000,000

                      SECURED MEDIUM-TERM NOTES, SERIES H

                                     [LOGO]

           $175,000,000 6.75% FIRST MORTGAGE BONDS DUE JULY 15, 2004

           $125,000,000 7.00% FIRST MORTGAGE BONDS DUE JULY 15, 2009

                                 --------------

    Interest on the Offered Bonds is payable on January 15 and July 15 of each year, beginning January 15, 1998. The Offered Bonds are redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon discounted from their respective scheduled due dates to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus ten basis points, together with in each case accrued interest to the date of redemption. See "Certain Terms of the Offered Bonds" herein, "Description of Notes" in the accompanying Prospectus Supplement and "Description of Additional Bonds" in the accompanying Prospectus.

    The Offered Bonds are part of the series of debt securities of the Company designated "Secured Medium-Term Notes, Series H" (which is a series of the Company's First Mortgage Bonds) and described in the accompanying Prospectus Supplement and the accompanying Prospectus.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS
   SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                          INITIAL PUBLIC      UNDERWRITING    PROCEEDS TO
                                                        OFFERING PRICE (1)    DISCOUNT (2)    COMPANY (3)
                                                        -------------------  --------------  --------------
Per Bond due 2004.....................................        99.714%            0.625%         99.089%
Total.................................................     $174,499,500        $1,093,750     $173,405,750
Per Bond due 2009.....................................        99.639%            0.675%         98.964%
Total.................................................     $124,548,750        $ 843,750      $123,705,000

---------

(1)  Plus accrued interest, if any, from date of issuance.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

(3)  Before deducting expenses payable by the Company, estimated at $190,000.

                            ------------------------

    The Offered Bonds are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Offered Bonds will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about July 15, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
            LEHMAN BROTHERS
                         MERRILL LYNCH & CO.
                                      SALOMON BROTHERS INC
                                                               SMITH BARNEY INC.
                                  ------------

                The date of this Pricing Supplement is July 9, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED BONDS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE OFFERED BONDS, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                              RECENT DEVELOPMENTS

    On June 13, 1997, the Company announced a cash tender offer to be made by PacifiCorp Acquisitions, an unlimited company organized and registered in England and Wales and a wholly owned indirect subsidiary of the Company ("PacifiCorp Acquisitions"), for The Energy Group PLC ("TEG") in a transaction valued at approximately $9.6 billion in debt and equity (the "Acquisition"). TEG is a diversified international energy group with operations in the United Kingdom, United States and Australia and includes Peabody, the world's largest private producer of coal, and Eastern Group PLC, one of the leading integrated electricity and gas groups in the United Kingdom. Upon completion of the Acquisition, the Company would have approximately five million electric and gas customers, approximately 17,000 megawatts of generation capacity and more than ten billion tons of coal reserves.

    The offer is subject to, among other things, the receipt of the requisite amount of valid acceptances from TEG's shareholders, regulatory approvals in the United Kingdom and the conditions of the Hart-Scott-Rodino Antitrust Act in the United States. Formal tender offer documents were mailed to TEG's shareholders on June 30, 1997 and, subject to the satisfaction of such conditions, PacifiCorp Acquisitions expects to consummate the offer within a few months. The Acquisition will be financed initially through borrowings and the sale of noncore assets by subsidiaries of the Company and the debt financing will be provided through multiple debt facilities. Goldman, Sachs & Co. is the Company's financial advisor with respect to the Acquisition and acted as coordinator for the related debt financing.

    Also, on June 13, 1997, the Company announced the planned sale of Pacific Telecom, Inc., its wholly owned indirect telecommunications subsidiary ("Pacific Telecom"), to Century Telephone Enterprises, Inc. for approximately $1.5 billion in cash plus the assumption of Pacific Telecom's debt. Although the sale of Pacific Telecom is subject to regulatory approvals in certain of the states in which it does business, the Company expects to complete the sale by late 1997 or early 1998.

    For more information with respect to the Acquisition and the Company's planned sale of Pacific Telecom, reference is made to the Company's Current Report on Form 8-K dated June 13, 1997 and the Company's Schedule 14D-1 dated June 30, 1997, each of which was filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and is incorporated by reference into the accompanying Prospectus.

                       CERTAIN TERMS OF THE OFFERED BONDS

    The following information concerning (i) $175,000,000 principal amount of the Company's 6.75% First Mortgage Bonds due July 15, 2004 (the "Bonds due 2004") and (ii) $125,000,000 principal amount of the Company's 7.00% First Mortgage Bonds due July 15, 2009 (the "Bonds due 2009" and, together with the Bonds due 2004, the "Offered Bonds") supplements and should be read in conjunction with the statements under "Description of Notes" in the accompanying Prospectus Supplement and "Description of Additional Bonds" in the accompanying Prospectus.

    GENERAL. The Offered Bonds will be issued as part of the Company's Secured Medium-Term Notes, Series H (which is a series of the Company's First Mortgage Bonds) under the Company's Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Chase Manhattan Bank (formerly known as Chemical Bank), as successor trustee (the "Trustee"). The Offered Bonds will be equally and ratably secured with all other bonds outstanding or to be issued under the Mortgage. For further information concerning the security for the Offered Bonds, see "Description of Additional Bonds--Security and Priority" in the accompanying Prospectus.

    INTEREST. The Bonds due 2004 will mature on July 15, 2004 and the Bonds due 2009 will mature on July 15, 2009. The Offered Bonds will bear interest at the rate shown in their respective titles, payable January 15 and July 15 of each year, beginning January 15, 1998, to holders of record at the close of business on the December 31 or June 30, as the case may be, preceding each such interest payment date. For so long as the Offered Bonds are registered in the name of DTC or its nominee, the principal and interest due on the Offered Bonds will be payable by the Company or the Trustee to DTC for payment to its participants for subsequent disbursement to the beneficial owners.

    REDEMPTION OF OFFERED BONDS. The Offered Bonds will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon discounted from their respective scheduled due dates to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus ten basis points, together with in each case accrued interest to the date of redemption.

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Bonds due 2004 or the Bonds due 2009, as the case may be, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds due 2004 or the Bonds due 2009, as the case may be. "Independent Investment Banker" means Goldman, Sachs & Co. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc and Smith Barney Inc., and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City, the Company shall substitute therefor another such dealer.

    Holders of Offered Bonds to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Selling Agency Agreement, dated September 4, 1996, as supplemented by a Terms Agreement, dated July 9, 1997, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the aggregate principal amount of Offered Bonds set forth opposite its name below:

                                                             PRINCIPAL         PRINCIPAL
                                                             AMOUNT OF         AMOUNT OF
          UNDERWRITER                                      BONDS DUE 2004    BONDS DUE 2009
--------------------------------------------------------  ----------------  ----------------
Goldman, Sachs & Co.....................................   $   35,000,000    $   25,000,000
Lehman Brothers Inc.....................................       35,000,000        25,000,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..................................       35,000,000        25,000,000
Salomon Brothers Inc....................................       35,000,000        25,000,000
Smith Barney Inc........................................       35,000,000        25,000,000
                                                          ----------------  ----------------
    Total...............................................   $  175,000,000    $  125,000,000
                                                          ----------------  ----------------
                                                          ----------------  ----------------

    Under the terms and conditions of the Selling Agency Agreement, as so supplemented, the Underwriters are committed to take and pay for all of the Offered Bonds, if any are taken.

    The Underwriters propose to offer the Offered Bonds in part directly to retail purchasers at the respective initial public offering prices set forth on the cover page of this Pricing Supplement and in part to certain securities dealers at such prices less a concession of, in the case of the Bonds due 2004, 0.375% and, in the case of the Bonds due 2009, 0.400%, in each case of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, a concession not to exceed, in the case of the Bonds due 2004, 0.250% and, in the case of the Bonds due 2009, 0.250%, in each case of the principal amount thereof to certain brokers and dealers. After the Offered Bonds are released for sale to the public, the respective offering prices and other selling terms may from time to time be varied by the Underwriters.

    The Offered Bonds will not have an established trading market when issued. The Offered Bonds will not be listed on any securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the Offered Bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Bonds.

    During and after the offering, the Underwriters may purchase and sell the Offered Bonds in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Offered Bonds; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Offered Bonds than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Offered Bonds sold in the offering may be reclaimed by the Underwriters if such Offered Bonds are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market prices of the Offered Bonds, which may be higher than the prices that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Underwriters and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business. See "Recent Developments."

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 9, 1996

                               U.S. $750,000,000

                                     [LOGO]

             U.S. $500,000,000 SECURED MEDIUM-TERM NOTES, SERIES H
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                      AND
           U.S. $250,000,000 UNSECURED MEDIUM-TERM NOTES, SERIES U-1

                EACH DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

    PacifiCorp (the "Company") may from time to time offer its Secured Medium-Term Notes, Series H (a series of its First Mortgage Bonds) (the "Secured Notes"), in an aggregate principal amount of up to U.S. $500,000,000, and its Unsecured Medium-Term Notes, Series U-1 (the "Unsecured Notes" and, together with the Secured Notes, the "Notes"), in an aggregate principal amount of up to U.S. $250,000,000, or, in either case, the equivalent thereof in other currencies or composite currencies (each, a "Specified Currency"), subject to reduction as a result of the concurrent sale of Euro Secured Medium-Term Notes, Series H, and Euro Unsecured Medium-Term Notes, Series U-1. See "Foreign Currency Notes." The Notes will be offered at varying maturities of nine months or more from their dates of issue and may be subject to redemption at the option of the Company or repurchase at the option of the holder prior to maturity. Each Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate, the CD Rate, the Prime Rate, the J.J. Kenny Rate, the CMT Rate or any other Base Rate (as each such term is hereinafter defined) set forth in a pricing supplement (each, a "Pricing Supplement") to this Prospectus Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. See "Description of Notes."

    The issue price, any applicable interest rate or interest rate formula, the maturity, any interest payment dates, specific terms relating to Notes issued in a Specified Currency, any redemption or repurchase provisions and any other terms relating to each Note will be established at the time of issuance of such Note and set forth therein and in the applicable Pricing Supplement.

    Each Note will be represented by either a global security registered in the name of The Depository Trust Company, as Depositary, a nominee thereof, or another depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. See "Description of Notes--Book-Entry Notes."

    The authorized denominations of U.S. dollar Notes will be U.S. $1,000 or any larger amount that is an integral multiple of U.S. $1,000. Authorized denominations of Notes issued in a Specified Currency will be set forth in the applicable Pricing Supplement.

    Unless otherwise indicated, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semi-annually on each April 1 and October 1 and at maturity or upon earlier redemption, repayment or repurchase, and interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semi-annually or annually, as set forth in the applicable Pricing Supplement, and at maturity or upon earlier redemption, repayment or repurchase.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
         SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS.
                  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                             ---------------------

                                                 PRICE TO                    AGENTS'
                                                 PUBLIC (1)                  COMMISSION (2)
                                                 --------------------------  -------------------------------
Per Note.......................................  100.000%                    .125%-.875%
Total (4)......................................  U.S.$750,000,000            U.S.$937,500-
                                                                             U.S.$6,562,500

                                                 PROCEEDS TO THE
                                                 COMPANY (2)(3)
                                                 --------------------------------------
Per Note.......................................  99.875%-99.125%
Total (4)......................................  U.S.$749,062,500-
                                                 U.S.$743,437,500

----------
(1) The Notes will be issued at 100% of their principal amount except as may be provided in the applicable Pricing Supplement hereto.

(2) For Notes with maturities not greater than 40 years from their dates of issue, the Company will pay a maximum commission to Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, or Smith Barney Inc., each as Agent (collectively, the "Agents"), in the form of a discount, ranging from .125% to .875%, depending upon the maturity of the Note, of the principal amount of any Note sold through such Agent. For Notes with maturities greater than 40 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. See "Plan of Distribution of Notes."

(3) Before deducting other expenses payable by the Company estimated to be U.S. $475,000, including reimbursement of certain of the Agents' expenses. The Company has agreed to indemnify each Agent against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

(4) Or the equivalent thereof in other currencies or composite currencies.

    The Notes are being offered on a continuous basis by the Company through the Agents, each of whom has agreed to use its reasonable best efforts to solicit purchases of such Notes. In addition, the Notes may be sold to any Agent, as principal, for resale to investors and other purchasers at a fixed public offering price or at varying prices related to the prevailing market price at the time of resale, in either case as determined by such Agent. The Company also may sell the Notes directly to investors or other purchasers on its own behalf or to or through such other agents as the Company shall designate from time to time, provided that such Notes are sold on terms, including without limitation any commissions payable with respect thereto, in substance identical to those contained in the Selling Agency Agreement, dated September 4, 1996, by and between the Company and the Agents. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for any of the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent who solicits any offer may reject such offer in whole or in part. See "Plan of Distribution of Notes."

GOLDMAN, SACHS & CO.
           LEHMAN BROTHERS
                   MERRILL LYNCH & CO.
                         MORGAN STANLEY & CO.
                                   INCORPORATED
                                        SALOMON BROTHERS INC
                                                               SMITH BARNEY INC.
          The date of this Prospectus Supplement is September 4, 1996.

                              DESCRIPTION OF NOTES

    The information herein concerning the Notes should be read in conjunction with the statements under "Description of Additional Bonds" and "Description of Unsecured Debt Securities" in the accompanying Prospectus. The Secured Notes will be a series of New Bonds and the Unsecured Notes will be a series of Debt Securities, in each case as defined in the Prospectus. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

GENERAL

    The Secured Notes will be a series of First Mortgage Bonds under the Company's Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Chase Manhattan Bank (formerly known as Chemical Bank), as successor trustee (the "Mortgage Trustee"). The Secured Notes will be equally and ratably secured with all other First Mortgage Bonds issued or to be issued under the Mortgage. For further information concerning the security for the Secured Notes, see "Description of Additional Bonds--Security and Priority" in the accompanying Prospectus. The Unsecured Notes will be a series of Debt Securities under the Company's Indenture, dated as of September 1, 1996, as amended and supplemented (the "Indenture"), with The Chase Manhattan Bank, as trustee (the "Indenture Trustee").

    The Secured Notes are limited to an aggregate principal amount of U.S. $500,000,000 and the Unsecured Notes are limited to an aggregate principal amount of U.S. $250,000,000, or the equivalent thereof in Specified Currencies, subject to reduction as a result of the concurrent sale of Euro Secured Medium-Term Notes, Series H and Euro Unsecured Medium-Term Notes, Series U-1. See "Foreign Currency Notes." The Notes may not be exchanged for Euro Medium-Term Notes.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth under "--Book-Entry Notes," Book-Entry Notes will not be issuable in certificated form. It is currently contemplated that only Notes which are denominated in U.S. dollars will be issued as Book-Entry Notes. See "--Book-Entry Notes."

    The Notes will be offered on a continuous basis and will mature at 100% of the principal amount outstanding on any day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption prior to maturity at the price or prices specified in the applicable Pricing Supplement. The Notes may be subject to prepayment or repurchase by the Company at the option of the holder at the prices and during the periods specified in the applicable Pricing Supplement. Each Note will bear interest at either (a) a fixed rate, or (b) a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement that may be adjusted by a Spread or Spread Multiplier (each as herein defined).

    The authorized denominations of the Notes denominated in U.S. dollars will be U.S. $1,000 or any larger amount that is an integral multiple of U.S. $1,000. The authorized denominations of Notes denominated in a Specified Currency will be set forth in the applicable Pricing Supplement.

    "Business Day" means any day, other than a Saturday or Sunday, that is (a) neither a legal holiday nor a day on which banking institutions are generally authorized or required by law, regulation or executive order to close (1) with respect to all Notes, in The City of New York, and (2) with respect to Foreign Currency Notes (as herein defined), in the principal financial center of the country of the Specified Currency (or, in the case of Foreign Currency Notes denominated in European Currency Units, in Brussels, Belgium) and (b) with respect to LIBOR Notes (as herein defined), also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    The Pricing Supplement relating to each Note will describe the following terms: (1) whether such Note is a Secured Note or an Unsecured Note; (2) if the
Note is denominated in a Specified Currency (a "Foreign Currency Note"), the Specified Currency, other terms relating to such Note, including the authorized denominations, and applicable U.S. tax consequences to purchasers; (3) whether such Note is a Fixed Rate Note or a Floating Rate Note; (4) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (5) the date on which such Note will be issued (the "Original Issue Date"); (6) the date on which such Note will mature (the "Maturity Date"); (7) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (8) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (9) whether such Note may be redeemed or is subject to repayment or repurchase prior to the Maturity Date and, if so, the provisions relating to such redemption, repayment or repurchase; (10) whether such Note will be issued as a Book-Entry or Certificated Note; and (11) any other terms of such Note not inconsistent with the provisions of the Mortgage or the Indenture, whichever is applicable.

    Investors should consult their own tax advisor in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

PAYMENT OF PRINCIPAL AND INTEREST

    Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a paying agent with respect to the Secured Notes and the Unsecured Notes (each, a "Paying Agent") in The City of New York capable of performing the duties described herein to be performed by a Paying Agent. The Company has initially appointed The Chase Manhattan Bank, 450 West 33rd Street, New York, New York, as Paying Agent with respect to the Secured Notes and the Unsecured Notes. The Company will notify the holders of the Notes in accordance with the Mortgage or the Indenture, whichever is applicable, of any change in the applicable Paying Agent or its address. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at maturity or upon earlier redemption, repayment or repurchase in respect of a Note will be paid in immediately available funds upon surrender of such Note at the office of the applicable Paying Agent.

    Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Notes (other than Foreign Currency Notes) and Global Securities (as hereinafter defined) and other than interest payable at maturity or upon earlier redemption, repayment or repurchase will be made by mailing a check to the holder at the address of such holder appearing on the register maintained by the applicable Paying Agent on the applicable Record Date (as defined below). With respect to Foreign Currency Notes or Notes other than Global Securities, if the applicable Paying Agent receives a written request from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the Notes not later than the close of business on (a) a Record Date pertaining to an Interest Payment Date or
(b) the fifteenth day prior to maturity or the date of redemption, repayment or repurchase, if any, the applicable Paying Agent, will, subject to applicable laws and regulations, until it receives notice to the contrary (but in the case of payments to be made at maturity or upon earlier redemption, repayment or repurchase, as the case may be, upon surrender of such Note to the Mortgage Trustee or Indenture Trustee, as applicable), make all U.S. dollar payments to such holder by wire transfer to the account designated in such written request.

    Except as provided below with respect to Floating Rate Notes, any payment required to be made in respect of a Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

    Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Record Date next preceding such Interest Payment Date; PROVIDED, HOWEVER, that interest payable at maturity or upon earlier redemption, repayment or repurchase will be payable to the person to whom principal shall be payable. The first payment of interest on any Note with an Original Issue Date between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next Record Date (unless the Company elects, in its sole discretion, to pay such interest on the first Interest Payment Date after the Original Issue Date, in which case such interest will be paid to the person in whose name the Note is originally issued). The "Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date whether or not such date shall be a Business Day.

FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from its Original Issue Date, unless otherwise specified in the applicable Pricing Supplement, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually each April 1 and October 1 (each, an "Interest Payment Date") and at maturity or upon earlier redemption, repayment or repurchase. Each payment of interest in respect of an Interest Payment Date shall include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest from its Original Issue Date at rates determined by reference to the specified Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement), until the principal amount thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note. Any Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the "Maximum Interest Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the "Minimum Interest Rate"). The applicable Pricing Supplement will designate one of the following interest rate bases as applicable to each Floating Rate Note: (1) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (2) LIBOR (a "LIBOR Note"), (3) the Treasury Rate (a "Treasury Rate Note"), (4) the CD Rate (a "CD Rate Note"), (5) the Prime Rate (a "Prime Rate Note"), (6) the J.J. Kenny Rate (a "J.J. Kenny Rate Note"), (7) the CMT Rate (a "CMT Rate Note") or (8) such other Base Rate as is set forth in such Pricing Supplement.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as described below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the following day that is a Business Day.

    Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Payment Period, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date (other than at maturity or upon early redemption, repayment or repurchase) for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the date of maturity or early redemption, repayment or repurchase of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no additional interest shall accrue as a result of such delayed payment.

    Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding such Interest Payment Date. At maturity the interest payable will include interest accrued from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise indicated in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, CD Rate Notes, Prime Rate Notes and J.J. Kenny Rate Notes, and by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, and (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier referred to above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law. Under present New York law, the maximum interest rate is 25% per annum on a simple interest basis. This limit may not apply to Notes in which U.S.$2,500,000 or more has been invested.

    Unless otherwise indicated in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note, a CD Rate Note, a Prime Rate Note, a J.J. Kenny Rate Note and a CMT Rate Note will be the second Business Day next preceding such Interest Reset Date. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of the Treasury Rate Notes are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. Unless otherwise indicated in the applicable Pricing Supplement, if, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

    Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date is the earlier of (a) the tenth calendar day after such Interest Determination Date, or if any such day is not a Business Day, the next succeeding Business Day and (b) the Business Day preceding the applicable Interest Payment Date or the date of maturity, as the case may be.

    Unless otherwise indicated in the applicable Pricing Supplement, The Chase Manhattan Bank shall be the calculation agent (the "Calculation Agent") with respect to Floating Rate Notes that are Secured Notes and Floating Rate Notes that are Unsecured Notes. All determinations of interest rates by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on all holders of the Notes. The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

    COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if
any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    "Commercial Paper Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15(519)"), under the heading "Commercial Paper." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include any of the Agents or their affiliates) selected by the Calculation Agent for such commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose senior unsecured bond rating is "AA", or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date, unless such Interest Determination Date is with respect to the first Interest Reset Date set forth in the applicable Pricing Supplement, in which case the interest rate will be the Initial Interest Rate.

    "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield       =          D x 360
                                                     x         100
                                ---------------
                                  360 - (DxM)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    With respect to LIBOR Notes indexed to the offered rate for U.S. dollar deposits, unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date relating to a LIBOR Note, either, as specified in the applicable Pricing Supplement: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBO Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date ("LIBOR Telerate"). Unless otherwise indicated in the applicable Pricing Supplement, "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates of major banks) and "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBO Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

        (ii) With respect to an Interest Determination Date on which this provision applies, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 a.m., London time, on such Interest Determination Date by four major banks ("Reference Banks") in the London interbank market selected by the Calculation Agent to prime banks in the London interbank market commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the specified Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date, unless such Interest Determination Date is with respect to the first Interest Reset Date set forth in the applicable Pricing Supplement, in which case the interest rate will be the Initial Interest Rate.

    TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    "Treasury Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities-- Treasury bills--auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date, unless such Interest Determination Date is with respect to the first Interest Reset Date set forth in the applicable Pricing Supplement, in which case the interest rate will be the Initial Interest Rate.

    CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) as specified in the CD Rate Notes and in the applicable Pricing Supplement.

    "CD Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the Pricing Supplement as made available and subsequently published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the Pricing Supplement as made available and subsequently published in Composite Quotations under the heading "Certificates of Deposit" prior to 3:00 p.m., New York City time. If such rate is neither published in H.15 (519) or in Composite Quotations by 3:00 p.m., New York City time, on such Calculation Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include any of the Agents or their affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000 or other amount that is representative for a single transaction in that market at that time; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such Interest Determination Date will be the CD Rate in effect on such date, unless such Interest Determination Date is with respect to the first Interest Reset Date set forth in the applicable Pricing Supplement, in which case the interest rate will be the Initial Interest Rate.

    PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    "Prime Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate on such date as made available and subsequently published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not so published by 3:00 p.m., New York City time, on such Calculation Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) at 3:00 p.m., New York City time, as such bank's prime rate or base lending rate on such Interest Determination Date. If fewer than four such rates but more than one such rate appears on the Reuters Screen USPRIME1 for such Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 as provided above, the Prime Rate will be determined by the Calculation Agent on the basis of rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Determination Date will be the Prime Rate in effect on such date, unless such Interest Determination Date is with respect to the first Interest Reset Date set forth in the applicable Pricing Supplement, in which case the interest rate will be the Initial Interest Rate. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other pages as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    J.J. KENNY RATE NOTES

    J.J. Kenny Rate Notes will bear interest at the interest rates (calculated with reference to the J.J. Kenny Rate and the Spread or Spread Multiplier, if
any) as specified in the J.J. Kenny Rate Notes and in the applicable Pricing Supplement.

    "J.J. Kenny Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate equal to the rate in the high grade weekly index (the "Weekly Index") on such date made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and shall be, based upon 30-day yield evaluations at par of bonds, the interest of which is exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended, of not less than five high grade component issuers selected by Kenny which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds, on which the Weekly Index is based, shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Internal Revenue Code of 1986, as amended, unless all tax-exempt bonds are subject to such tax. In the event Kenny fails to make available such Weekly Index prior to the relevant Calculation Date, a successor indexing agent will be selected by the Calculation Agent after consultation with the Company, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (a) variable on a weekly basis, (b) exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended, and (c) not subject to a minimum tax or similar tax under the Internal Revenue Code of 1986, as amended, unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the rate for any Interest Determination Date shall be 67% of the rate determined if the Treasury Rate option had been originally selected. The Calculation Agent shall calculate the J.J. Kenny Rate in accordance with the foregoing. At the request of a holder of a Floating Rate Note bearing interest at the J.J. Kenny Rate, the Calculation Agent will provide such holder with the interest rate that will become effective as of the next Interest Reset Date.

    CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) as specified in the CMT Rate Notes and in the applicable Pricing Supplement.

    "CMT Rate" means, unless otherwise indicated in the applicable Pricing Supplement, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate page (as defined below) under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the Index Maturity designated in the applicable Pricing Supplement for (a) if the Designated CMT Telerate page is 7055, the rate for the applicable Interest Determination Date and (b) if the Designated CMT Telerate page is 7052, the week or the month, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Index Maturity designated in the applicable Pricing Supplement as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Index Maturity designated in the applicable Pricing Supplement (or other United States Treasury rate for such Index Maturity) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Index Maturity designated in the applicable Pricing Supplement and a remaining term to maturity of not less than such Index Maturity minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity designated in the applicable Pricing Supplement and a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate with respect to such Interest Determination Date will be the CMT rate in effect on such date, unless such Interest Determination Date is with respect to the first Interest Reset Date set forth in the applicable Pricing Supplement, in which case the interest rate will be the Initial Interest Rate. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Index Maturity designated in the applicable Pricing Supplement, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement and on the Book-Entry Note, the Designated CMT Telerate Page shall be 7052, for the most recent week.

EXTENSION OF MATURITY

    The Pricing Supplement relating to each Note (other than an Amortizing Note (as defined below)) will indicate whether or not the Company will have the option to extend the Maturity of such Note for one or more periods up to but not beyond a date set forth in such Pricing Supplement (an "Extendible Note"). If the Company has such option with respect to any such Note, the procedures relating thereto will be as set forth in the applicable Pricing Supplement.

RENEWABLE NOTES

    The Pricing Supplement relating to each Note (other than an Amortizing
Note), will indicate whether or not the term of all or any portion of any such Note may be renewed in accordance with the procedures described in such Pricing Supplement.

REDEMPTION AND REPURCHASE

    The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to maturity or that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice (which may be made subject to the deposit of the redemption moneys with the paying agent on or before the date fixed for redemption). If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Mortgage Trustee or the Indenture Trustee, as the case may be, by such method as the Mortgage Trustee or the Indenture Trustee, as the case may be, shall deem fair and appropriate.

    Notes may be subject to prepayment or repurchase by the Company at the option of the holder at the prices and during the periods specified in the applicable Pricing Supplement and may otherwise be subject to repayment prior to maturity as set forth therein.

    The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Mortgage Trustee or the Indenture Trustee, as the case may be, for cancellation.

AMORTIZING NOTES

    The Company may from time to time offer Notes for which payments of principal and interest are made in installments over the life of the Notes ("Amortizing Notes"). Interest on each Amortizing Note will be computed as set forth in the applicable Pricing Supplement. If so specified in such Pricing Supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information with respect to each Amortizing Note and other information regarding such Note will be included in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

    Except for Foreign Currency Notes, upon issuance, the Secured Notes and the Unsecured Notes will each be represented by one or more permanent global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC or such other depositary as is specified in the Pricing Supplement (the "Depositary"). Except under the limited circumstances described below, Global Securities will not be exchangeable for definitive Certificated Notes.

    Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants.

In addition, ownership of beneficial interests by participants in such Global Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary will have no knowledge of the actual beneficial owners of the Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

    The Company expects that, upon the issuance of a Global Security and the deposit of such Global Security with DTC, DTC will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by such Global Security to the accounts of participants.

    Payment of principal of, and premium and interest, if any, on Notes, represented by a Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Notes. Upon receipt of any payment of principal of, or premium or interest, if any, on, a Global Security, the Company expects that the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

    None of the Company, the Mortgage Trustee, the Indenture Trustee or any other agent of the Company or the Mortgage Trustee or the Indenture Trustee will have any responsibility or liability for any aspect of the records of the Depositary, any nominee, or any participant relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising, or reviewing any of the records of the Depositary, any nominee, or any participant relating to such beneficial interests.

    A Global Security is exchangeable for definitive Notes registered in the name of, and a transfer of a Global Security may be registered to, any person other than the Depositary or its nominee, only if:

        (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor Depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be;

        (b) the Company in its sole discretion determines that such Global Security shall be exchangeable for definitive Notes in registered form;

        (c) there shall have occurred and be continuing an event of default under the Mortgage or the Indenture, as described in the accompanying Prospectus, and payment of principal thereof and interest thereon has been accelerated and the Depositary is notified by the Company, the applicable Trustee, or the applicable Registrar and Paying Agent that such Global Security shall be exchangeable for definitive Notes in registered form; or

        (d) the Company specifies with respect to the Notes of a series that an owner of a beneficial interest in a Global Security representing Notes of such series may receive Notes in definitive form.

    Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount as the Global Security, in denominations of $1,000 and integral multiples thereof. Such definitive Notes will be registered in the name or names of such person or persons as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

    Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the Mortgage or the Indenture, as the case may be, and no Global Security shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Mortgage or the Indenture, as the case may be.

    The Company understands that, under existing industry practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Mortgage or the Indenture, as the case may be, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The initial Depositary, DTC, is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    The information herein concerning DTC and DTC's procedures has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                             FOREIGN CURRENCY NOTES

    Subject to the receipt of required regulatory approvals, Notes may be issued in currencies or composite currencies other than U.S. dollars (each, a "Specified Currency"). The Specified Currency will be set forth in the Pricing Supplement applicable to such Note and the delivery of such a Pricing Supplement by the Company shall constitute its confirmation that all required regulatory approvals have been obtained. Notes issued in Specified Currencies will be in such denominations, and contain such other specific terms, as are set forth in the Pricing Supplement applicable to such Notes.

    The Mortgage requires that the Company deposit with the Mortgage Trustee, as security for the Company's obligations in respect of Secured Notes issued in Specified Currencies, a currency exchange agreement which will permit the Company to receive from a counterparty with a credit rating at least equal to that of the Company the amounts necessary in the Specified Currency to pay the amounts payable in respect of Secured Notes issued in such currency. See "Description of Additional Bonds" in the accompanying Prospectus. No assurance can be given that the counterparty will make payments in Specified Currencies under such currency exchange agreement and, therefore, in such event, and in the absence of other available sources of the Specified Currency in the United States, the Company would be required to make payments in respect of Secured Notes issued in a Specified Currency in U.S. dollars. Under the Indenture, the Company is not required to deposit with the Indenture Trustee any security for its obligations in respect of Unsecured Notes issued in Specified Currencies. The Company does not generate significant revenues in currencies other than U.S. dollars. See "--Payment Currency."

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, Notes other than Foreign Currency Notes will be denominated in U.S. dollars and payments of principal of and premium and interest, if any, on the Notes will be made in U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, the following provisions shall apply to Foreign Currency Notes, which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will be issued only in certificated form, without coupons.

CURRENCIES

    Purchasers are required to pay for Foreign Currency Notes in the Specified Currency as set forth in the Pricing Supplement applicable to such Notes. At the present time there are limited facilities in the United States for conversion of U.S. dollars into Specified Currencies and vice versa, and banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if requested by a prospective purchaser of Notes on or prior to the third Business Day preceding the date of delivery of the Notes, or by such other day as determined by the exchange rate agent appointed by the Company in respect of such Notes and named in the Pricing Supplement relating thereto (the "Exchange Rate Agent"), the Exchange Rate Agent is expected to be prepared to arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Exchange Rate Agent on such terms and subject to such conditions, limitations, and charges as the Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

    Specific information about the currency or currency units in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable Pricing Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

PAYMENT OF PRINCIPAL AND INTEREST

    The principal of and premium and interest payments, if any, on Foreign Currency Notes are payable by the Company in the Specified Currency. However, except as provided below, the Exchange Rate Agent will convert all payments of principal of and premium and interest, if any, on Foreign Currency Notes to U.S. dollars, provided that, unless otherwise specified in the applicable Pricing Supplement, the holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

    Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of Notes not electing to receive the Specified Currency on such payment date and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

    Unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive payment of the principal of and premium and interest, if any, on the Foreign Currency Note in the Specified Currency by transmitting a written request for such payment to the principal offices of the Paying Agent prior to the Record Date immediately preceding any Interest Payment Date and at least fifteen days prior to maturity or the date of redemption, repayment or repurchase, if any, in the case of payments to be made at maturity or upon earlier redemption, repayment or repurchase. Such request may be in writing (mailed or hand delivered) or by cable, telex, or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all payments of principal and premium and interest, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any such revocation must be received by the Paying Agent on or prior to the Record Date in the case of any payment of interest or at least fifteen days prior to maturity or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    Unless otherwise specified in the applicable Pricing Supplement, the payment of the principal of and premium and interest, if any, on each Foreign Currency Note to be made in U.S. dollars will be made in the manner specified under "Description of Notes--Payment of Principal and Interest." Unless otherwise specified in the applicable Pricing Supplement, the payment of principal of and premium and interest, if any, on each Foreign Currency Note to be made in the Specified Currency will be made as set forth below. The payment of interest on a Foreign Currency Note (other than interest payable to the holder thereof, if any, at maturity or upon earlier redemption, repayment or repurchase) to be made in the Specified Currency will be paid by bank draft mailed to the person in whose name the Note is registered at the close of business on the applicable Record Date. The principal of and premium, if any, on such Foreign Currency Note and any interest payable to the holder thereof when the principal of such Foreign Currency Note is payable will be paid by bank draft upon surrender of such Note at the corporate trust office of the Paying Agent in The City of New York. Specified Currency drafts will be drawn on a bank office located outside the United States. If the Paying Agent receives a written request from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to maturity or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made at maturity or earlier redemption or repayment only after the surrender of the Note or Notes in The City of New York, not later than one Business Day prior to the maturity or the date of redemption, repayment or repurchase, as the case may be), make all Specified Currency payments to such holder by wire transfer to an account (a) designated in such written request and
(b) maintained in the country of the Specified Currency.

OUTSTANDING FOREIGN CURRENCY NOTES

    For purposes of calculating the principal amount of any Foreign Currency Note payable in a Specified Currency for any purpose under the Mortgage, the principal amount of such Foreign Currency Note at any time outstanding shall be the Company's U.S. dollar obligation therefor in the applicable currency exchange agreement as described above, pursuant to the Mortgage.

PAYMENT CURRENCY

    If a Specified Currency is not available for the payment of principal of and premium and interest, if any, with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public authorities of or within the international banking community, the Company will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the second day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in an applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, any payment made under such circumstances in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the Mortgage or the Indenture, as the case may be.

    If payment on a Foreign Currency Note is required to be made in European Currency Units ("ECU") and ECU are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, all payments due on that date with respect to such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Paying Agent on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

    If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be multiplied or divided in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

    All determinations referred to above by the Exchange Rate Agent or the applicable Paying Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes and the Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability therefor. Unless otherwise specified in the applicable Pricing Supplement, any payment made in U.S. dollars under the aforementioned circumstances where required payment is in a Specified Currency will not constitute a default under the Mortgage or the Indenture, as the case may be.

                                 CURRENCY RISKS

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OR NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATES THEREOF OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in the Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is in most cases established principally by the supply of and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments, and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to, among other things, the monetary, fiscal, and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments in fact use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes is that their U.S. dollar-equivalent yields could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

    Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity or when payment of interest thereon is due. There can be no assurance that exchange controls will not restrict or prohibit payments in any currency or currency unit. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note that would otherwise be payable in such Specified Currency would not be available at such Note's maturity. In that event, the Company will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the second day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Foreign Currency Notes--Payment Currency."

    Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in foreign currencies will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding, or receipt of payments of principal of, and premium and interest, if any, on the Notes. Such persons should consult their own counsel with regard to such matters.

JUDGMENTS

    Courts in the United States generally grant or enforce a judgment relating to an action based on the Foreign Currency Notes only in U.S. dollars, and the date used to determine the rate of conversion of foreign currencies into U.S. dollars will depend on various factors, including which court renders the judgment.

Section 27 of the Judiciary Law of the State of New York provides that a New York State court would be required to enter a judgment in the Specified Currency of the underlying obligation; such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary, which was prepared by Stoel Rives LLP, counsel to the Company, describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary does not deal with special situations, such as those of dealers in securities, financial institutions, life insurance companies, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, tax exempt organizations, persons holding Notes as a hedge against currency risks or as a position in a "straddle," or persons owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company. In addition, the discussion below must be read in conjunction with the discussion of certain federal income tax consequences which may appear in the applicable Pricing Supplement for such Notes. The discussion below is based upon the provisions of the Code and Treasury Regulations (including proposed Treasury Regulations), rulings, and judicial decisions thereunder as of the date hereof. Such authorities may be amended, repealed, revoked, modified or, in the case of proposed Treasury Regulations, withdrawn or finalized in a form different from such proposed Treasury Regulations, so as to result in federal income tax consequences different from those discussed below. THIS SUMMARY DOES NOT PURPORT TO COVER ALL THE POSSIBLE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, AND IT IS NOT INTENDED AS TAX ADVICE. THIS SUMMARY DOES NOT DISCUSS AT ALL THE TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN TAX LAWS. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    This summary is based on the assumption that the Notes are issued in "registered" form for United States federal income tax purposes and are not convertible into non-registered form. If any Notes are issued in, or are convertible into, non-registered or bearer form, the applicable Pricing Supplement will discuss the special tax considerations that may apply.

UNITED STATES HOLDERS

    As used herein, a "United States Holder" of a Note means a holder that is
(a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or any state within the United States, or (c) an estate or trust that is otherwise subject to United States federal income taxation on a net income basis in respect of a Note. A "Non-United States Holder" is a holder that is not a United States Holder.

    PAYMENTS OF INTEREST. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is received or accrued in accordance with the United States Holder's method of accounting for tax purposes.

    ORIGINAL ISSUE DISCOUNT. The following is a summary of the principal United States federal income tax consequences of the ownership of Original Issue Discount Notes (as defined below) by United States Holders. Additional rules applicable to Original Issue Discount Notes which are denominated in or determined by reference to a Specified Currency are described under "Foreign Currency Notes" below.

    A Note may be issued for an amount that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest" payments). The excess of the stated redemption price at maturity of the Note over its "issue price," if such excess is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, will be "original issue discount" ("OID"). The "issue price" of each Note will be the initial offering price to the public at which a substantial amount of the particular offering is sold (not including sales to bond houses, brokers, or similar persons or organizations acting as underwriters).

    Generally, a "qualified stated interest" payment is stated interest that is unconditionally payable at least annually at a single fixed rate, or, at a rate (a "Variable Rate") which (a) varies among payment periods if such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or (b) is based upon the changes in the yield or price of certain actively traded personal property, or a combination thereof. A rate that reflects a fixed rate minus a Variable Rate described in clause (a) of the preceding sentence also constitutes a Variable Rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notes that may be redeemed prior to their maturity date at the option of the issuer shall be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Notice will be given in the applicable Pricing Supplement when the Company issues Notes that are redeemable prior to maturity and determines that such Notes will be deemed to have a maturity date for federal income tax purposes prior to their maturity.

    In certain cases (E.G., where interest payments are deemed not to be qualified stated interest payments), Notes that bear interest from a non-tax standpoint may be deemed instead to be Original Issue Discount Notes for federal income tax purposes, with the result that the inclusion of interest in income for federal income tax purposes may vary from the actual payments of interest made on such Notes, generally accelerating income for cash method taxpayers. For those purposes, the Treasury Regulations provide rules for determining whether payments on a Note with a Variable Rate will be treated as payments of qualified stated interest. The Pricing Supplement for any series of Notes will specify whether they are Original Issue Discount Notes.

    United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income with respect to the Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess (if any) of (a) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. In determining OID allocable to an accrual period, if an interval between payments of qualified stated interest contains more than one accrual period the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments on such Note that did not constitute qualified stated interest payments. Under these rules, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to report the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

    In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Original Issue Discount Notes"), OID is included in income currently either on a straight-line basis or, if the United States Holder so elects, under the constant yield method used generally for OID as described above. However, certain categories of United States Holders (such as individual cash method taxpayers) are not required to include accrued OID on Notes of this type in their income currently unless they elect to do so. If such a United States Holder that does not elect to currently include the OID in income subsequently recognizes a gain upon the disposition of the Note, such gain will be treated as ordinary interest income to the extent of the accrued OID to the date of disposition. Furthermore, such United States Holder may be required to defer deductions for a portion of such United States Holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry such Note.

    AMORTIZATION OF PREMIUM. A Note may be considered to have been issued at a "premium" to the extent that the United States Holder's tax basis in the Note immediately after purchase exceeds the amount payable at maturity. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. Any such election shall apply to all debt securities (other than debt securities the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies (or thereafter acquired by the United States Holder) and is irrevocable without the consent of the Internal Revenue Service ("IRS"). Pursuant to regulations proposed by the IRS on June 27, 1996, if a United States Holder makes such an election and holds a debt security acquired before the taxable year for which such election is made, the United States Holder may not amortize amounts that would have been amortized in prior taxable years had an election been in effect for those prior taxable years. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note.

    ACQUISITION PREMIUM. If a United States Holder purchases an Original Issue Discount Note at a premium (I.E., an amount in excess of the amount payable at maturity), it does not include any OID in gross income. An Original Issue Discount Note purchased in the initial offering for more than the issue price but less than the stated redemption price at maturity possesses acquisition premium. The daily portion of accrued OID on such a Note is reduced by the product of the daily portion of OID (determined without regard to this adjustment) and a fraction the numerator of which is the excess of purchase price over issue price and the denominator of which is the excess of all payments to be made on the Note other than qualified stated interest over the Note's issue price.

    ELECTION TO TREAT ALL INTEREST AS OID. A cash or accrual basis United States Holder may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above and the electing United States Holder will be required to amortize bond premium for all of the holder's other debt instruments with amortizable bond premium. The election must be made for the taxable year in which the United States Holder acquires the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

    SALE, EXCHANGE, AND RETIREMENT OF NOTES. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by all accrued OID and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest payments. Upon the sale, exchange, or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or retirement and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Original Issue Discount Notes, and except with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the Note has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

    EXTENDIBLE NOTES. A Note may provide that the Company has the option to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, on an

Interest Reset Date or to extend the maturity of a Note at maturity. The treatment of a United States Holder of Notes with respect to which such an option has been exercised who does not elect to have the Company repay such Notes on the applicable Optional Reset Date or Original Stated Maturity (or has no right to so elect) will depend upon the original terms of such Notes and such option as well as the terms established for such Notes by the Company pursuant to the exercise of such option (the "Revised Terms"). Such holder may be treated for federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

    If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Notes and the holder's adjusted tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. Although, in this regard, the meaning of the term "principal amount" is not clear, such term could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered.

    FOREIGN CURRENCY NOTES. The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Note denominated in a Specified Currency other than the U.S. dollar ("Foreign Currency Notes") and deals only with Foreign Currency Notes that are not treated, for federal income tax purposes, as an integrated economic transaction in conjunction with one or more spot contracts, futures contracts or similar financial instruments. Persons considering the purchase of Foreign Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

    If interest payments are made in a Specified Currency to a United States Holder who is not required to accrue such interest prior to its receipt, such holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Specified Currency received at the "spot rate" for such Specified Currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

    A United States Holder who is required to accrue interest on a Foreign Currency Note prior to receipt of such interest (an "Accrual Holder") will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). An Accrual Holder may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Any such election shall apply to all debt securities held by the United States Holder at the beginning of the first taxable year to which the election applies (or thereafter acquired by the United States Holder) and is irrevocable without the consent of the IRS. Upon receipt of an interest payment on such Note or on disposition of the Note, such holder will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date received or on the date of disposition) and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

    OID on a Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable Specified Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date of payment). For this purpose, all receipts on a Note will be viewed first as the receipt of any periodic interest payments called for under the terms of the Note, second as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

    A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Specified Currency amount paid for such Foreign Currency Note determined at the spot rate at the time of such purchase. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. A United States Holder who purchases a Note with any previously owned Specified Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such Specified Currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

    For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange, or retirement will be the U.S. dollar value of the amount realized in Specified Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, or retirement and in accordance with the holder's method of accounting. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale.

    A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange or retirement) of a Foreign Currency Note. Such gain or loss will be treated as ordinary income or loss. Such gain or loss may be required to be netted against any non-exchange gain or loss in calculating overall gain or loss on a Note. Under proposed Treasury Regulations issued on March 17, 1992, which could differ materially from the final Treasury Regulations, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (a) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that such Note was held and (b) any such exchange loss would be treated as an offset to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note. To the extent such loss exceeds the interest income or there is exchange gain, it will generally be treated as ordinary loss or gain, respectively.

    A United States Holder's tax basis in any Specified Currency received as interest on (or OID with respect to), or received on the sale or retirement of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received such Specified Currency. Generally, any gain or loss recognized by a United States Holder on a sale, exchange, or other disposition of Specified Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

NON-UNITED STATES HOLDERS

    Non-United States Holders generally will not be subject to United States federal withholding tax on the interest income (including any OID and income with respect to Foreign Currency Notes) on any Note, provided that (a) the Non-United States Holder does not actually or constructively own 10% or more of the voting stock of the Company, (b) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, and the Non-United States Holder provides the correct certification of non-United States Holder status (c) (which may generally be satisfied by providing an IRS Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

    A Non-United States Holder generally will not be subject to United States federal income tax on gain realized from the sale or exchange of a Note. Under certain conditions, a non-United States Holder may be subject to United States federal income taxes on gain and interest received with respect to a Note (even if no withholding of taxes is required). Such income taxation may occur, for example, if the non-United States Holder (a) is engaged in a trade or business in the United States and gain and interest on a Note are effectively connected with the conduct of that trade or business or (b) is an individual present in the United States for 183 days or more during the taxable year. Such taxation is beyond the scope of this summary and should be discussed with a tax advisor. If interest is effectively connected with the conduct of a trade or business in the United States by a non-United States Holder, withholding of United States federal income tax may be required unless the non-United States Holder files with the Company or its Paying Agent an Internal Revenue Service form to the effect that the interest is so effectively connected.

    A Note held by an individual who is not a citizen or resident of the United States at the time of such holder's death will not be subject to United States federal estate tax, provided that any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business in the United States and the individual does not own, actually or constructively, at the date of death, 10% or more of the voting stock of the Company.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, if a United States Holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to withholding, the Company may withhold a 31 percent federal backup withholding tax on amounts paid to the holder. An individual's taxpayer identification number is such person's social security number.

    Payments in respect of a Note made within the United States by the Company or any of its paying agents are generally subject to backup withholding at a rate of 31 percent. Information reporting and backup withholding do not apply to payments made on a Note if the certification described in clause (c) under "Non-United States Holders" above is received, provided the payor does not have actual knowledge that the holder is a United States person. Special rules may apply with respect to the payment of the proceeds from the sale of a Note to or through foreign offices of certain brokers.

    The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the IRS where applicable.

                         PLAN OF DISTRIBUTION OF NOTES

    The Notes are being offered on a continuous basis by the Company through Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and Smith Barney Inc. (the "Agents"), each of whom has agreed to use its reasonable best efforts to solicit purchases of the Notes. For Notes with maturities not greater than 40 years from their dates of issue, the Company will pay each Agent a maximum commission of .125% to .875% of the principal amount of each Note, depending on its maturity, sold through such Agent on an agency basis. Commissions on Notes with maturities greater than 40 years will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. The Company may also sell Notes to an Agent, acting as principal, for resale to investors and other purchasers. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. Any such Note may be resold by such Agent to one or more investors or other purchasers, including other dealers, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices related to prevailing market prices at the time of resale. Unless otherwise indicated in the applicable Pricing Supplement, if any
Note is resold by an Agent to any dealer at a discount, such discount will not be in excess of the discount received by such Agent from the Company. After the initial public offering of any Notes to be resold by an Agent to investors and other purchasers at a fixed public offering price, the public offering price and discounts may be changed. The Company has agreed to reimburse the Agents for certain expenses in connection with the offering of the Notes.

    The Notes may also be sold by the Company directly to investors or other purchasers on its own behalf or to or through such other agents as the Company shall designate from time to time, provided that such Notes are sold on terms, including without limitation any commissions payable with respect thereto, in substance identical to those contained in the Selling Agency Agreement, dated September 4, 1996, by and between the Company and the Agents. No commission will be payable on Notes sold directly to investors by the Company.

    The Company will have the sole right to accept offers to purchase Notes and may reject any proposal to purchase Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

    In addition to offering Notes through the Agents as described herein, the Company may concurrently offer Euro Secured Medium-Term Notes, Series H, and Euro Unsecured Medium-Term Notes, Series U-1, described in a separate Prospectus Supplement that may have terms identical or similar to the terms of the Notes offered hereby and which will be issued in bearer or registered form. The Euro Medium-Term Notes may be offered on a continuous basis outside the United States and, in the case of Euro Medium-Term Notes in bearer form, during a 40-day restricted period, only to persons who are not United States Persons other than foreign branches of U.S. financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder or purchase during the restricted period only for resale to non-United States Persons outside the United States pursuant to a selling agency agreement with Goldman Sachs International Limited, Lehman Brothers International Limited, Merrill Lynch International, Morgan Stanley International Limited, Salomon Brothers International Limited and Smith Barney Inc., acting as Agents. Pursuant to such selling agency agreement, Goldman Sachs International Limited, Lehman Brothers International Limited, Merrill Lynch International, Morgan Stanley International Limited, Salomon Brothers International Limited and Smith Barney Inc., may not, during the restricted period, offer or sell any such Euro Medium-Term Notes in bearer form in the United States or to United States Persons (other than financial institutions described above) nor deliver such Euro Medium-Term Notes in bearer form within the United States; however they may purchase such Euro Medium-Term Notes as principals for their own accounts for resale (but not for resale directly or indirectly to a United States Person or to a person within the United States), and the Company may sell such Notes directly to investors on its behalf or to other dealers for resale to investors subject to the same restrictions on offers, sales and deliveries in the United States or to United States Persons. For this purpose, the term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions (including the Commonwealth of Puerto Rico) and other areas subject to its jurisdiction and the term "United States Person" means any person who is a citizen or resident of the United States, or any corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or any estate or trust which is subject to United States federal income tax regardless of the source of its income. Any Euro Medium-Term Notes so offered and sold will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement.

    The Notes will not have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

    The Agents and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

    The Company has agreed to indemnify each Agent against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent (and each other dealer, if any, who purchases Notes for resale to the public) may be deemed to be an "underwriter" within the meaning of the Securities Act with respect to Notes sold through it.

                                 $1,000,000,000

                                     [LOGO]

                                  COMMON STOCK
                         NO PAR SERIAL PREFERRED STOCK
                              FIRST MORTGAGE BONDS
                           UNSECURED DEBT SECURITIES

    PacifiCorp, an Oregon corporation (the "Company"), may from time to time offer (i) shares of its Common Stock ("Additional Common Stock"), (ii) shares of its No Par Serial Preferred Stock ("Additional Preferred Stock"), (iii) First Mortgage Bonds ("Additional Bonds") and (iv) other debt securities, including unsecured debt securities that are subordinated to other debt of the Company ("Unsecured Debt Securities"), all at prices and on terms to be determined at the time of sale. Additional Common Stock, Additional Preferred Stock, Additional Bonds and Unsecured Debt Securities (collectively, the "Securities") may be issued in one or more issuances or series and the aggregate initial offering price thereof will not exceed $1,000,000,000, of which no more than an aggregate of $853,491,250 may consist of Additional Preferred Stock and Unsecured Debt Securities.

    This Prospectus will be supplemented by a prospectus supplement or supplements (each, a "Prospectus Supplement" that will set forth: (i) in the case of any Additional Common Stock, the number of shares of such Common Stock, their purchase price, the initial public offering price or prices and other specific terms of such Common Stock in respect of which this Prospectus is being delivered; (ii) in the case of any Additional Preferred Stock, the number of shares of such Preferred Stock, their purchase price, the initial public offering price or prices, dividend rights and restrictions, voting rights and redemption or conversion provisions, if any, and other specific terms of such Preferred Stock in respect of which this Prospectus is being delivered; (iii) in the case of any Additional Bonds, the form in which such Bonds are to be issued, their aggregate principal amount, rate or rates and times of payment of interest, maturity or maturities, the initial public offering price or prices, redemption or repurchase provisions, if any, and other specific terms of such Bonds in respect of which this Prospectus is being delivered; and (iv) in the case of any Unsecured Debt Securities, their aggregate principal amount, rate of interest, maturity, the initial public offering price or prices, redemption provisions, if any, and other specific terms of such Unsecured Debt Securities in respect of which this Prospectus is being delivered. See "Description of Capital Stock," "Description of Additional Bonds" and "Description of Unsecured Debt Securities" herein.

    The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") (Symbol: PPW). The Additional Common Stock will be listed, subject to notice of issuance, on those exchanges. The $1.98 No Par Serial Preferred Stock, Series 1992 (the "Series 1992 Preferred Stock") of the Company is listed on the NYSE (Symbol: PPW E). No other class or series of Preferred Stock of the Company is listed on any exchange, although the Preferred Securities, Series A of PacifiCorp Capital I, a Delaware business trust, all of the common securities of which are owned by the Company, are listed on the NYSE (Symbol: PPW PrA). The Junior Subordinated Deferrable Interest Debentures, Series A and Series B of the Company (the "Series A Debentures" and the "Series B Debentures," respectively) are also listed on the NYSE (Symbols: PCQ and PCX, respectively).

    The Securities may be sold directly by the Company, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to the Securities offered.

                   THE DATE OF THIS PROSPECTUS IS AUGUST 9, 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE CLASSES OR SERIES OF SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE APPLICABLE EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company at http://www.sec.gov. The Common Stock of the Company is listed on the NYSE and the PSE. The Series 1992 Preferred Stock, the Series A Debentures and the Series B Debentures are also listed on the NYSE. Reports, proxy statements and other information concerning the Company can be inspected at their respective offices: New York Stock Exchange, 20 Broad Street, New York, New York 10005 and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

        (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A dated June 24, 1996;

        (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

        (iii) The Company's Current Reports on Form 8-K dated January 16, 1996, February 12, 1996 and August 5, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; PROVIDED, HOWEVER, that all documents subsequently filed by the Company pursuant to Section 13 or 14 of the Exchange Act in each year during which the offering made by this

Prospectus is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO PACIFICORP, 700 NE MULTNOMAH, SUITE 1600, PORTLAND, OREGON 97232,
ATTENTION: RICHARD T. O'BRIEN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (503) 731-2000. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

    NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS OR THE DATE OF THE LATEST PROSPECTUS SUPPLEMENT, AS THE CASE MAY BE.

                                  THE COMPANY

    The Company is an electric utility headquartered in Portland, Oregon that conducts a retail electric utility business through Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. The Company is the indirect owner, through PacifiCorp Holdings, Inc. (a wholly-owned subsidiary), of 100% of each of Powercor Australia Limited ("Powercor"), an Australian electric distribution company, and Pacific Telecom, Inc. ("Pacific Telecom"), a leading provider of local telephone exchange service to rural and suburban markets.

    The Company furnishes electric service to approximately 1,300,000 customers in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Powercor serves approximately 540,000 customers in suburban Melbourne and the western and central regions of the State of Victoria in southeast Australia. Pacific Telecom, through its subsidiaries, provides local telephone service and access to the long-distance network in Alaska, seven other western states and three Midwestern states, provides cellular mobile telephone services in six states and is engaged in sales of capacity in and operation of a submarine fiber optic cable between the United States and Japan. PacifiCorp Holdings, Inc. also has interests in the independent power and cogeneration business through its wholly-owned subsidiary, Pacific Generation Company, and continues to liquidate portions of the loan, leasing and real estate investment portfolio of its wholly-owned subsidiary, PacifiCorp Financial Services, Inc. ("PFS"). PFS expects to retain only its tax advantaged investments in leveraged lease assets (primarily aircraft) and affordable housing, and is limiting its pursuit of tax-advantaged investment opportunities to affordable housing.

    The principal executive offices of the Company are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; the telephone number is (503) 731-2000.

                                USE OF PROCEEDS

    Unless otherwise indicated in a Prospectus Supplement, the net proceeds to be received by the Company from the issuance and sale of the Securities will initially become part of the general funds of the Company and will be used to repay all or a portion of the Company's short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, new construction or other corporate purposes, including the refunding of long-term debt. Reference is made to the Incorporated Documents with respect to the Company's capital requirements and its general financing plans.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of three classes of preferred stock ("Preferred Stock"): 126,533 shares of 5% Preferred Stock of the stated value of $100 per share ("5% Preferred Stock"), 3,500,000 shares of Serial Preferred Stock of the stated value of $100 per share ("Serial Preferred Stock") and 16,000,000 shares of No Par Serial Preferred Stock ("No Par Serial Preferred Stock"); and 750,000,000 shares of Common Stock ("Common Stock").

    Following is a brief summary of the relative rights and preferences of the various classes of the Company's capital stock, which does not purport to be complete. For a complete description of the relative rights and preferences of the various classes of the Company's capital stock, reference is made to Article III of the Company's Second Restated Articles of Incorporation, as amended (the "Articles"), a copy of which is an exhibit to the Registration Statement.

    GENERAL. The Company's Articles provide that Serial Preferred Stock and No Par Serial Preferred Stock each may be issued in one or more series and that all such series of each such class, respectively, shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except as to the designation thereof and except that each series may vary, as fixed and determined by the Company's Board of Directors at the time of its creation and expressed in a resolution, as to (i) the dividend rate or rates, which may be subject to adjustment, (ii) the date or dates from which dividends shall be cumulative, (iii) the dividend payment dates, (iv) the amount to be paid upon redemption, if redeemable, or in the event of voluntary liquidation, dissolution or winding up of the Company, (v) the rights of conversion, if any, into shares of Common Stock and the terms and conditions of any such conversion, (vi) provisions, if any, for the redemption or purchase of shares, which may be at the option of the Company or upon the happening of a specified event or events, including the times, prices or rates, which may be subject to adjustment, and
(vii) with respect to the No Par Serial Preferred Stock, voting rights.

    The specific terms of the series of Additional Preferred Stock to which this Prospectus relates, including the dividend rate (or, if the rate is not fixed, the method of determining the dividend rate) and restrictions, the liquidation preference per share, the voting rights for shares of such series, redemption or conversion provisions, if any, and other specific terms of such series, will be set forth in a Prospectus Supplement.

    DIVIDENDS. Each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to accumulate dividends at the rate or rates, which may be subject to adjustment, determined in accordance with the Articles at the time of creation of each series. Subject to the prior rights of each class of Preferred Stock (and to the rights of any other classes of preferred stock hereafter authorized), the Common Stock alone is entitled to all dividends other than those payable in respect of each class of Preferred Stock.

    For certain restrictions on the payment of dividends, reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein and to "Description of Additional Bonds -- Dividend Restrictions" herein.

    LIQUIDATION RIGHTS. Upon involuntary liquidation of the Company, each class of Preferred Stock is entitled, pari passu with each other class and in preference to the Common Stock, to the stated value thereof or, in the case of the No Par Serial Preferred Stock, the amount fixed as the consideration therefor in the resolution creating the series of No Par Serial Preferred Stock, in each case plus accrued dividends to the date of distribution.

    Upon voluntary liquidation of the Company, each outstanding series of No Par Serial Preferred Stock (other than the $7.70 Series and the $7.48 Series, which are entitled to $100 per share, and the Series 1992 Preferred Stock, which is entitled to $25 per share) and Serial Preferred Stock (other than the 7.00%, 6.00%, 5.00% and 5.40% Series, which are entitled to $100 per share) is entitled to an amount equal to the then current redemption price for such series and the 5% Preferred Stock is entitled to $110 per share, in each case plus accrued dividends to the date of distribution, pari passu with each other class and in preference to the Common Stock.

    Subject to the rights of each class of Preferred Stock (and to the rights of any other class of preferred stock hereafter authorized), the Common Stock alone is entitled to all amounts available for distribution upon liquidation of the Company other than those to be paid on each class of Preferred Stock.

    VOTING RIGHTS. The holders of the 5% Preferred Stock, Serial Preferred Stock and Common Stock are entitled to one vote for each share held on matters presented to shareholders generally. The holders of the No Par Serial Preferred Stock are entitled to such voting rights as are set forth in the Articles upon creation of each series. Certain series of No Par Serial Preferred Stock may not be entitled to vote on matters presented to shareholders generally, including the election of directors. During any periods when dividends on any class of Preferred Stock are in default in an amount equal to four full quarterly payments or more per share, the holders of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, have the right to elect a majority of the full Board of Directors. No Preferred Stock dividends are in arrears at the date of this Prospectus.

    Holders of the outstanding shares of any class of Preferred Stock are entitled to vote as a class on certain matters, such as changes in the aggregate number of authorized shares of the class and certain changes in the designations, preferences, limitations or relative rights of the class. The vote of holders of at least two-thirds of each class of Preferred Stock is required prior to creating any new stock ranking prior thereto or altering its express terms to its prejudice. The vote of holders of a majority of all classes of Preferred Stock, voting as one class separately from the holders of the Common Stock, is required prior to merger or consolidation and prior to making certain unsecured borrowings and certain issuances of Preferred Stock.

    None of the Company's outstanding shares of capital stock has cumulative voting rights, which means that the holders of more than 50% of all outstanding shares entitled to vote for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the Board of Directors.

    None of the Company's outstanding shares of capital stock has any preemptive rights.

    VOTING ON CERTAIN TRANSACTIONS. Under the Articles, certain business transactions with a Related Person (as defined below), including a merger, consolidation or plan of exchange of the Company or its subsidiaries, or certain recapitalizations, or the sale or exchange of a substantial part of the assets of the Company or its subsidiaries, or any issuance of voting securities of the Company, will require in addition to existing voting requirements, approval by at least 80% of the outstanding Voting Stock (for purposes of this provision, Voting Stock is defined as all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered as one class). A Related Person includes any shareholder that is, directly or indirectly, the beneficial owner of 20% or more of the Voting Stock. The 80% voting requirement will not apply in the following instances:

        (i) The Related Person has no direct or indirect interest in the proposed transaction except as a shareholder;

        (ii) The shareholders, other than the Related Person, will receive consideration for their Voting Stock having a fair market value per share at least equal to, or in the opinion of a majority of the Continuing Directors (as defined in the Articles) at least equivalent to, the highest per-share price paid by the Related Person for any Voting Stock acquired by it;

        (iii) At least two-thirds of the Continuing Directors expressly approved in advance the acquisition of the Voting Stock that caused such Related Person to become a Related Person; or

        (iv) The transaction is approved by at least two-thirds of the Continuing Directors.

    This provision of the Articles may be amended or replaced only upon the approval of the holders of at least 80% of the Voting Stock.

    CLASSIFICATION OF BOARD; REMOVAL. The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class serve staggered three-year terms such that one-third (or as close thereto as possible) of the Board of Directors is elected each year. A vote of at least 80% of the votes entitled to be cast at an election of directors is required to remove a director without cause, and at least two-thirds of the votes entitled to be cast at an election of directors are required to remove a director for cause. Any amendment or revision of this provision requires the approval of at least 80% of the votes entitled to be cast at an election of directors.

                        DESCRIPTION OF ADDITIONAL BONDS

    GENERAL. Additional Bonds may be issued from time to time under the Company's Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Chase Manhattan Bank (formerly known as Chemical Bank), as successor trustee (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Mortgage unless otherwise noted.

    The Company assumed the Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company (the "Pacific Mortgage") and Utah Power & Light Company (the "Utah Mortgage") (each, a "Class "A" Mortgage") as the surviving corporation in its 1989 merger with PacifiCorp, a Maine corporation, and Utah Power & Light Company, a Utah corporation. The first mortgage bonds issued under these Class "A" Mortgages were secured by a first mortgage lien on certain properties owned by the particular company prior to the merger and on improvements, extensions and additions to, and renewals and replacements of, such properties. The Mortgage was a second mortgage lien on these properties. The Company is currently in the process of discharging the Pacific and Utah Mortgages, which discharge will be completed prior to the issuance of any Additional Bonds.

    The Mortgage provides that in the event of the merger or consolidation of another electric utility company with or into the Company or the conveyance or transfer to the Company by another such company of all or substantially all of such company's property that is of the same character as Property Additions under the Mortgage, an existing mortgage constituting a first lien on operating properties of such other company may be designated by the Company as an additional Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to such additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of Bonds under the Mortgage.

    The Company expects to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any Prospectus Supplement relating to such Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage.

    MATURITY AND INTEREST PAYMENTS. Reference is made to the Prospectus Supplement relating to any Additional Bonds for the date or dates on which such Bonds will mature; the rate or rates per annum at which such Bonds will bear interest; and the times at which such interest will be payable. These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under "Redemption or Purchase of Additional Bonds" below, will be as established in or pursuant to resolutions of the Board of Directors of the Company at the time of issuance of the Additional Bonds.

    REDEMPTION OR PURCHASE OF ADDITIONAL BONDS. The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at the option of the Company or as required by the Mortgage. The Additional Bonds may be subject to repurchase at the option of the holder.

    Reference is made to the Prospectus Supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of such Bonds.

    If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

    While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions. There is no sinking or analogous fund in the Mortgage.

    Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the redemption or repurchase of Bonds of any series. (Articles XII and XIII)

    SECURITY AND PRIORITY. The Bonds issued under the Mortgage will be secured by a first mortgage lien on certain utility property owned from time to time by the Company and/or Class "A" Bonds held by the Mortgage Trustee. The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

    There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; the Company's interest in the Wyodak Facility; and all properties that have been released from the Pacific Mortgage or the Utah Mortgage and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The Company has reserved the right, without any consent or other action by holders of Bonds of the Eighth Series or any subsequently created series of Bonds (including the Additional Bonds), to amend the Mortgage in order to except from the Lien of the Mortgage allowances allocated to steam-electric generating plants owned by the Company, or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

    The Mortgage contains provisions subjecting after-acquired property to the Lien thereof. These provisions may be limited, at the option of the Company, in the case of consolidation or merger (whether or not the Company is the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to the Company or sale of substantially all of the Company's assets. In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title. (Section 18.03)

    The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

    ISSUANCE OF ADDITIONAL BONDS. The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of: (i) Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee; (ii) 70% of qualified Property Additions after adjustments to offset retirements; (iii) retirement of Bonds or certain prior lien bonds; and/ or (iv) deposits of cash. With certain exceptions in the case of (i) and (iii) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all Bonds at the time outstanding, including the issue of Additional Bonds, all outstanding Class "A" Bonds held other than by the Mortgage Trustee or by the Company, and all other indebtedness secured by a lien prior to the Lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Articles IV through VII)

    Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

    The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 to 1.07 and 4.01 to 7.01)

    RELEASE AND SUBSTITUTION OF PROPERTY. Property subject to the Lien of the Mortgage may be released upon the basis of: (i) the release of such property from the Lien of a Class "A" Mortgage; (ii) the deposit of cash or, to a limited extent, purchase money mortgages; (iii) Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or (iv) waiver of the right to issue Bonds. Cash may be withdrawn upon the bases stated in (i), (iii) and (iv) above. Property that does not constitute Funded Property may be released without funding other property. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09)

    CERTAIN COVENANTS. The Mortgage contains a number of covenants by the Company for the benefit of bondholders, including provisions requiring the Company to maintain the Mortgaged and Pledged Property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX;
Section 9.06)

    DIVIDEND RESTRICTIONS. The Mortgage provides that the Company may not declare or pay dividends (other than dividends payable solely in shares of Common Stock) on any shares of Common Stock if, after giving effect to such declaration or payment, the Company would not be able to pay its debts as they become due in the usual course of business. (Section 9.07) Reference is made to the notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

    FOREIGN CURRENCY DENOMINATED BONDS. The Mortgage authorizes the issuance of Bonds denominated in foreign currencies, PROVIDED that the Company deposits with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of such deposit, a financial rating at least as high as that of the Company that, in the opinion of an independent expert, gives the Company at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. The Company believes that such a currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant Bonds, holders of such Bonds would have a claim on the assets of the Company which is greater than that to which holders of dollar-denominated Bonds issued at the same time would be entitled.

    THE MORTGAGE TRUSTEE. The Chase Manhattan Bank acts as lender and agent under loan agreements with the Company and affiliates of the Company, and serves as trustee under indentures and other agreements involving the Company and its affiliates.

    MODIFICATION. The rights of bondholders may be modified with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the series of Bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without the consent of such holder. (Article XXI)

    Unless there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" Bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

    DEFAULTS AND NOTICE THEREOF. Defaults are defined in the Mortgage as: default in payment of principal; default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds; default in payment of principal or interest with respect to certain prior lien bonds; certain events in bankruptcy, insolvency or reorganization; default in other covenants for 90 days after notice; and the existence of any default under a Class "A" Mortgage which permits the declaration of the principal of all of the bonds secured by such Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01) An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all such mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

    The Mortgage Trustee or the holders of 25% of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. (Section 15.03) No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Section 15.16) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

                    DESCRIPTION OF UNSECURED DEBT SECURITIES

GENERAL

    The Unsecured Debt Securities may be issued from time to time in one or more series under an indenture or indentures (each, an "Indenture"), between the Company and the trustees named below, or other bank or trust company to be named as trustee (each, an "Indenture Trustee"). The Unsecured Debt Securities will be unsecured obligations of the Company. If so provided in the Prospectus Supplement, the Unsecured Debt Securities will be subordinated obligations of the Company ("Subordinated Debt Securities"). Except as may otherwise be described in the Prospectus Supplement, Subordinated Debt Securities will be issued under the Indenture, dated as of May 1, 1995, as supplemented (the "Subordinated Indenture"), between the Company and The Bank of New York, as trustee. Except as may otherwise be described in the Prospectus Supplement, Unsecured Debt Securities other than Subordinated Debt Securities will be issued under an Indenture, dated as of September 1, 1996 (the "Unsecured Indenture"), between the Company and The Chase Manhattan Bank, as Trustee. Except as otherwise specified herein, the term "Indenture" includes the Subordinated Indenture and the Unsecured Indenture.

    The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to or incorporated by reference in the Registration Statement. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

    The Indenture provides that Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors. (Section 2.01) The Indenture does not limit the aggregate principal amount of Unsecured Debt Securities which may be issued thereunder. The Company's Articles limit the amount of unsecured debt that the Company may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. At June 30, 1996, approximately $1 billion of unsecured debt was outstanding and approximately $1.2 billion of additional unsecured debt could have been issued under this provision. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Unsecured Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

    Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Unsecured Debt Securities being offered thereby: (i) the specific title of such Unsecured Debt Securities;
(ii) any limit on the aggregate principal amount of such Unsecured Debt Securities; (iii) the date or dates on which the principal of such Unsecured Debt Securities is payable; (iv) the rate or rates at which such Unsecured Debt Securities will bear interest or the manner of calculation of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the period or periods within which, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which such Unsecured Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation; (viii) the form of such Unsecured Debt Securities; (ix) if other than denominations of $1,000 (except with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, in which case other than denominations of $25) or, in either case, any integral multiple thereof, the denominations in which such Unsecured Debt Securities shall be issuable; (x) whether such Unsecured Debt Securities are issuable as a global security, and in such case, the identity of the depository; and (xi) any and all other terms with respect to such series. (Section 2.01) For Subordinated Debt Securities issued pursuant to the Subordinated Indenture, the applicable Prospectus

Supplement will also describe (a) the right, if any, to extend the interest payment periods and the duration of such extension and (b) the subordination terms of the Subordinated Debt Securities to the extent such subordination terms vary from those described under "-- Subordination" below.

SUBORDINATION

    The Subordinated Indenture provides that Subordinated Debt Securities are subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Subordinated Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon payment by the Company or any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities (including the Subordinated Debt Securities to be offered hereby) are paid in full. (Sections 14.01 to 14.04 of the Subordinated Indenture)

    The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

        (i) all indebtedness of the Company evidenced by notes (including indebtedness owed to banks), debentures, bonds or other securities sold by the Company for money;

        (ii) all indebtedness of others of the kinds described in the preceding clause (i) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

        (iii) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (i) and (ii);

    unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Subordinated Debt Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.01 of the Subordinated Indenture)

    The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of June 30, 1996, Senior Indebtedness of the Company aggregated approximately $3.6 billion.

    As the Subordinated Debt Securities will be issued by the Company, the Subordinated Debt Securities effectively will be subordinate to all obligations of the Company's subsidiaries, and the rights of the Company's creditors, including holders of Bonds issued under the Mortgage, Subordinated Debt Securities and any other Unsecured Debt Securities issued by the Company, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

CERTAIN COVENANTS OF THE COMPANY

    If, with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under "-- Events of Default" below, or the Company exercises its option to extend the interest payment period described in clause (i) in the last sentence under "-- General" above, the Company will not, until all defaulted interest on the Subordinated Debt Securities and all interest accrued on the Subordinated Debt Securities during any such extended interest payment period and all principal and premium, if any, then due and payable on the Subordinated Debt Securities shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of the Company, including the Common Stock, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of Preferred Stock that are subject to mandatory redemption or sinking fund requirements, PROVIDED that the aggregate stated value of all such series of Preferred Stock outstanding at the time of any such payment does not exceed five percent of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then outstanding and (b) the capital and surplus of the Company to be stated on the books of account of the Company after giving effect to such payment); PROVIDED, HOWEVER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06 of the Subordinated Indenture) As of June 30, 1996, the aggregate stated value of such series of Preferred Stock outstanding was approximately $219 million, which represented approximately three percent of the aggregate of clauses (a) and (b) above at such date.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Each series of Unsecured Debt Securities will be issued in registered form and in certificated form or will be represented by one or more global securities. If not represented by one or more global securities, Unsecured Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Unsecured Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.05) If a Prospectus Supplement refers to any transfer agent (in addition to the registrar) initially designated by the Company with respect to any series of Unsecured Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. (Section 4.02) The Company may at any time designate additional transfer agents with respect to any series of Unsecured Debt Securities. The Unsecured Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 2.05)

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange any Unsecured Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Unsecured Debt Securities of like tenor and of the series of which such Unsecured Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Unsecured Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Unsecured Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Unsecured Debt Security being redeemed in part. (Section 2.05)

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the Prospectus Supplement, payment of principal of and premium (if any) on any Unsecured Debt Security will be made only against surrender to the Paying Agent of such Unsecured Debt Security. Unless otherwise indicated in the Prospectus Supplement, principal of and any premium and interest, if any, on Unsecured Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payments on the Unsecured Debt Securities may be made (i) by checks mailed by the Indenture Trustee to the holders entitled thereto at their registered addresses as specified in the Register for such Unsecured Debt Securities or (ii) to a holder of $1,000,000 or more in aggregate principal amount of such Unsecured Debt Securities who has delivered a written request to the Indenture Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; PROVIDED that, in either case, the payment of principal with respect to any Unsecured Debt Security will be made only upon surrender of such Unsecured Debt Security to the Indenture Trustee. Unless otherwise indicated in the Prospectus Supplement, payment of interest on an Unsecured Debt Security on any Interest Payment Date will be made to the person in whose name such Unsecured Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for such interest payment. (Sections 2.03 and 4.03)

    The Company will act as Paying Agent with respect to the Unsecured Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Unsecured Debt Securities. (Sections 4.02 and 4.03)

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Unsecured Debt Security of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to the Company and the holder of such Unsecured Debt Security will thereafter look only to the Company for payment thereof. (Section 11.06)

GLOBAL DEBENTURES

    If any Unsecured Debt Securities of a series are represented by one or more global securities, the Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Unsecured Debt Security may exchange such interests for Unsecured Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and premium, if any, and interest on a global Unsecured Debt Security will be payable in the manner described in the Prospectus Supplement. (Section 2.11)

    The specific terms of the depository arrangement with respect to any portion of a series of Unsecured Debt Securities to be represented by a global Unsecured Debt Security will be described in the Prospectus Supplement.

AGREED TAX TREATMENT

    The Subordinated Indenture provides that each holder of a Subordinated Debt Security, each person that acquires a beneficial ownership interest in a Subordinated Debt Security and the Company agree that for United States federal, state and local tax purposes it is intended that such Subordinated Debt Security constitutes indebtedness. (Section 13.12 of the Subordinated Indenture)

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Unsecured Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Debt Securities; PROVIDED that no such modification may, without the consent of the holder of each outstanding Unsecured Debt Security affected thereby, (i) extend the fixed maturity of any Unsecured Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, (ii) reduce the percentage of Unsecured Debt Securities, the holders of which are required to consent to any such supplemental indenture or, in the case of the Unsecured Indenture, (iii) reduce the percentage of Unsecured Debt Securities, the holders of which are required to waive any default and its consequences or modify any provision of the Indenture relating to the percentage of Unsecured Debt Securities (except to increase such percentage) required to rescind and annul any declaration of principal due and payable upon an Event of Default. (Section 9.02)

    In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Unsecured Debt Securities (including the Unsecured Debt Securities being offered hereby), any supplemental indenture for certain other usual purposes, including the creation of any new series of Unsecured Debt Securities. (Sections 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Unsecured Debt Securities:

        (i) failure for 30 days (except with respect to Subordinated Debt Securities issued under the Subordinated Indenture, in which case failure for 10 days) to pay interest on the Unsecured Debt Securities of that series when due; or

        (ii) failure to pay principal of or premium, if any, on the Unsecured Debt Securities of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking or analogous fund payment established with respect to that series; or

        (iii) failure to observe or perform any other covenant (other than those specifically relating to one or more other series) contained in the Indenture under which Unsecured Debt Securities of that series were issued for 90 days after notice; or

        (iv) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Company under the Federal Bankruptcy Code or any other similar applicable federal or state law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under such Code in respect of the Company and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered and, in the case of the Unsecured Indenture, such order shall have continued unvacated and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days; or

        (v) the Company shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under the Federal Bankruptcy Code or other similar applicable federal or state law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors. (Section 6.01)

    The holders of a majority in aggregate outstanding principal amount of any series of the Unsecured Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for that series. (Section 6.06) The applicable Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Unsecured Debt Securities may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with such Indenture Trustee. (Sections 6.01 and 6.06)

    The holders of a majority in aggregate outstanding principal amount of all series of the Unsecured Debt Securities issued under the Indenture and affected thereby may, on behalf of the holders of all the Unsecured Debt Securities of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06.) The Company is required to file annually with the applicable Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

CONSOLIDATION, MERGER AND SALE

    The Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, the Company will be discharged from any and all obligations under the Indenture in respect of the Unsecured Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Unsecured Debt Securities, replace stolen, lost or mutilated Unsecured Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Indenture Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Unsecured Debt Securities of such series on the dates such payments are due in accordance with the terms of such Unsecured Debt Securities and, if, among other things, such Unsecured Debt Securities are not due and payable, or are not to be called for redemption, within one year, the Company delivers to the Indenture Trustee an Opinion of Counsel to the effect that the holders of Unsecured Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. In addition to discharging certain obligations under the Indenture as stated above, if (i) the Company delivers to the Indenture Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of Subordinated Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (c) such deposit shall not result in the Company, the Indenture Trustee or the trust resulting from the defeasance being deemed an investment company under the Investment Company Act of 1940, as amended and (ii), in the case of the Unsecured Indenture, no event or condition shall exist that would prevent the Company from making payments of the principal of (and premium, if any) or interest on the Securities on the date of such deposit or at any time during the period ending on the ninety-first day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period), then, in such event, the Company will be deemed to have paid and discharged the entire indebtedness on the Unsecured Debt Securities of such series. In the event of any such defeasance and discharge of Unsecured Debt Securities of such series, holders of Unsecured Debt Securities of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Unsecured Debt Securities of such series. (Sections 11.01, 11.02 and 11.03 of the Indenture)

GOVERNING LAW

    The Indenture and the Unsecured Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Unsecured Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

    The Bank of New York and The Chase Manhattan Bank serve as trustees and agents under agreements involving the Company and its affiliates.

MISCELLANEOUS

    The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; PROVIDED that, in the event of any such assignment, the Company will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11 of the Subordinated Indenture and Section 13.10 of the Unsecured Indenture)

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges of the Company for the years ended December 31, 1991 through 1995 and for the six months ended June 30, 1996, calculated as required by the Commission, are 2.4x, 1.6x, 2.5x, 3.0x, 2.9x and 2.5x, respectively. Excluding the effect of special charges, the ratio was 1.9x for the year 1992. For the purpose of computing such ratios, "earnings" represents the aggregate of (i) income from continuing operations, (ii) taxes based on income from continuing operations, (iii) minority interest in the income of majority-owned subsidiaries that have fixed charges, (iv) fixed charges and (v) undistributed losses (income) of less than 50% owned affiliates without loan guarantees. "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations.

               CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

    The ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the years ended December 31, 1991 through 1995 and for the six months ended June 30, 1996, calculated as required by the Commission, are 2.2x, 1.4x, 2.2x, 2.6x, 2.5x and 2.2x, respectively. Excluding the effect of special charges, the ratio was 1.8x for the year 1992. For the purpose of computing such ratios, "earnings" represents the aggregate of (i) income from continuing operations, (ii) taxes based on income from continuing operations, (iii) minority interest in the income of majority-owned subsidiaries that have fixed charges, (iv) fixed charges and (v) undistributed losses (income) of less than 50% owned affiliates without loan guarantees. "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations. "Preferred stock dividends" represents preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If underwriters are involved in the sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

    If a dealer is used in the sale of any Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offer or sale. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

    If sold through agents, the Additional Common Stock may be sold from time to time through such agents, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the NYSE, the PSE or other stock exchanges on which the Common Stock is admitted to trading privileges (the "Exchanges"), in which such agent may attempt to sell the Additional Common Stock as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the Exchanges or "exchange distributions" and "special offerings" in accordance with the rules of the Exchanges or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Exchanges and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the Exchanges. In connection therewith, distributors' or sellers' commissions may be paid or allowed that will not exceed those customary in the types of transactions involved. If an agent purchases Additional Common Stock as principal, such stock may be resold by any of the methods of sale described above.

    From time to time an agent may conduct a "fixed price offering" of Additional Common Stock covered by this Prospectus off the floor of the Exchanges. In such case, such agent would purchase a block of shares from the Company and would form a group of selected dealers to participate in the resale of the shares. Any such offering would be described in the Prospectus Supplement setting forth the terms of the offering and the number of shares being offered. It is also possible that an agent may conduct from time to time "special offerings" or "exchange distributions" in accordance with the rules of the Exchanges. Any such offering or distribution would be described in the Prospectus Supplement at the time thereof.

    If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    Certain of the underwriters, dealers or agents and their associates may be customers of, engage in the transactions with or perform services for the Company and its affiliates in the ordinary course of business.

    The Company will indicate in a Prospectus Supplement the extent to which it anticipates that a secondary market for the Securities will be available.

    Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of such Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to certain conditions, the Company may agree to indemnify the several underwriters, dealers or agents and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments any such person may be required to make in respect thereof.

                                 LEGAL OPINIONS

    The validity of the Securities will be passed upon for the Company by Stoel Rives LLP, counsel to the Company, 700 NE Multnomah, Suite 950, Portland, Oregon 97232, and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. John M. Schweitzer and John Detjens III, who are assistant secretaries of the Company, are partners in the firm of Stoel Rives LLP.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein (which report with respect to the Form 10-K for the year ended December 31, 1995 expresses an unqualified opinion and includes an explanatory paragraph relating to changes adopted in accounting for income taxes and other postretirement benefits), and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

    With respect to any unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement of which this Prospectus is a part prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.
                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                               PRICING SUPPLEMENT
Recent Developments.......................................................   P-2
Certain Terms of the Offered Bonds........................................   P-2
Underwriting..............................................................   P-4

                             PROSPECTUS SUPPLEMENT
Description of Notes......................................................   S-2
Foreign Currency Notes....................................................  S-13
Currency Risks............................................................  S-16
Certain United States Federal Income Tax Consequences.....................  S-18
Plan of Distribution of Notes.............................................  S-23
                                   PROSPECTUS
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
The Company...............................................................     4
Use of Proceeds...........................................................     4
Description of Capital Stock..............................................     4
Description of Additional Bonds...........................................     6
Description of Unsecured Debt Securities..................................    10
Consolidated Ratios of Earnings to Fixed Charges..........................    16
Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred
 Stock Dividends..........................................................    16
Plan of Distribution......................................................    16
Legal Opinions............................................................    18
Experts...................................................................    18

                                  $300,000,000

                           SECURED MEDIUM-TERM NOTES,
                                    SERIES H

                                     [LOGO]

                                  $175,000,000
                           6.75% FIRST MORTGAGE BONDS
                               DUE JULY 15, 2004

                                  $125,000,000
                           7.00% FIRST MORTGAGE BONDS
                               DUE JULY 15, 2009

                               -----------------

                               PRICING SUPPLEMENT

                               -----------------

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                              SALOMON BROTHERS INC

                               SMITH BARNEY INC.

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